CERTIFICATE OF DESIGNATIONS

OF THE

SERIES VV-AMW1 MEMBERSHIP INTEREST

A SERIES OF

VV MARKETS, LLC

May 10, 2023

VV MARKETS, LLC, a Delaware series limited liability company (the “Company”), hereby certifies that the following resolution pertaining to the creation and designation of the VV-AMW1 Series (the “VV-AMW1 Series”) and the creation of the VV-AMW1 Interests (the “VV-AMW1 Interests” or the “Interests”), was adopted by the VinVesto, Inc., the Manager of the Company (the “Manager”). Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Company’s Operating Agreement (the “Operating Agreement”) or, if not defined therein, in the offering circular for the sale of the Interests as filed with the U.S. Securities and Exchange Commission in May 2023 (the “Offering Circular”).

RESOLVED, that pursuant to the authority granted to and vested in the Manager in accordance with the provisions of the Operating Agreement, the Managers hereby establishes the VV-AMW1 Series and the creation of the VV-AMW1 Interests;

RESOLVED FURTHER, that pursuant to the authority granted to and vested in the Manager in accordance with the provisions of the Operating Agreement, the Manager hereby fixes (i) the designation of the VV-AMW1 Interests as indicated opposite “DESIGNATION” below; (ii) the number of authorized shares of such VV-AMW1 Interests as indicated opposite “AUTHORIZED INTERESTS” below; (iii) the Series Assets (as defined in the Operating Agreement) for such Series as indicated opposite “SERIES ASSETS” below; (iv) the voting powers of the VV-AMW1 Interests as indicated opposite “VOTING POWERS” below; (v) the terms of redemption of such VV-AMW1 Interests as indicated opposite “REDEMPTION” below; and (vi) the transfer restrictions applicable to such VV-AMW1 Interests opposite “TRANSFER RESTRICTIONS” below:

DESIGNATION:	VV-AMW1 Interests

AUTHORIZED SHARES:	Minimum: 1,300 / Maximum: 1,430 Interests

SERIES ASSETS:

American Whiskey Collection
Product	Vintage	Bottles
Whistle Pig The Boss Hog '1st Edition'	NV	1
Whistle Pig The Boss Hog '2nd Edition'	NV	1
Whistle Pig The Boss Hog '3rd Edition'	NV	1
Whistle Pig The Boss Hog '4th Edition'	NV	1
Whistle Pig The Boss Hog '5th Edition'	NV	1
Whistle Pig The Boss Hog '9th Edition' (Full Set)	NV	9
Buffalo Trace 'Old Fashioned Copper' (1994)	NV	2
Buffalo Trace 'Old Fashioned Copper' (1995)	NV	2
Angel's Envy Cask Strength Bourbon (2012)	NV	1
Pappy Van Winkle 23 Year Old Family Reserve	NV	1
Pappy Van Winkle 23 Year Old Family Reserve (2016)	NV	1
Pappy Van Winkle 23 Year Old Family Reserve (2020)	NV	3

Pappy Van Winkle 23 Year Old Family Reserve (2022)	NV	1
Pappy Van Winkle 20 Year Old Family Reserve (2016)	NV	1
Pappy Van Winkle 15 Year Old Family Reserve (2018)	NV	1
Pappy Van Winkle 15 Year Old Family Reserve (2021)	NV	6
Pappy Van Winkle 15 Year Old Family Reserve (2022)	NV	1
Van Winkle 13 Year Old Family Reserve Rye (2022)	NV	1
Van Winkle 12 Year Old 'Lot B' Special Reserve (2022)	NV	1
Old Rip Van Winkle 10 Year Old (2017)	NV	1
Old Rip Van Winkle 10 Year Old (2022)	NV	6

VOTING POWERS:	No Voting Powers.
SERIES ASSETS:

REDEMPTION BY THE COMPANY:	See Operating Agreement.

TRANSFER RESTRICTIONS:	See Operating Agreement.

RESOLVED FURTHER, that such Interests shall have such other powers, terms, conditions, designations, preferences and privileges; relative, participating, optional and other special rights; and qualifications, limitations and restrictions thereof as set forth in the Company’s Operating Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, VV MARKETS, LLC has caused this Certificate of Designations for SERIES VV-AMW1 to be executed by its Manager as of the date first set forth above.

VINVESTO, INC.

BY: Nicholas King
NAME: Nick King